Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STARBURST II, INC.

Starburst II, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: The name of the Corporation is Starburst II, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 5, 2012, under the name of Starburst II, Inc.

SECOND: The Amended and Restated Certificate of Incorporation in the form of Exhibit A attached hereto has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law. The stockholders of the Corporation duly approved and adopted this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

THIRD: The text of the Certificate of Incorporation is hereby restated and amended to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed this 15th day of October, 2012.

STARBURST II, INC.

By:	/s/ Steven J. Murray
Steven J. Murray Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF STARBURST II, INC.

ARTICLE 1

The name of the Corporation is Starburst II, Inc. (the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

The total number of shares of all classes of capital stock that the Corporation is authorized to issue is twenty-five million, one thousand (25,001,000) shares, consisting of one thousand (1,000) shares of Class A Common Stock with a par value of one Cent ($0.01) per share and twenty-five million (25,000,000) shares of Class B Common Stock with a par value of one Cent ($0.01) per share.

ARTICLE 5

The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

ARTICLE 6

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 7

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Delaware General Corporation Law or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Delaware General Corporation Law order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

ARTICLE 8

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The elimination and limitation of liability provided herein shall continue after a director has ceased to occupy such position as to acts or omissions occurring during such director’s term or terms of office. Any amendment, repeal or modification of this Article Eighth shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 9

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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